EXHIBIT 10.1

POLO RALPH LAUREN CORPORATION

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

(As Amended as of August 15, 2002)

1.     Purpose

      The purposes of the Plan are to promote the success of the Company; to provide designated Executive Officers with an opportunity to receive incentive compensation dependent upon that success; to attract, retain and motivate such individuals; and to provide Awards that are “qualified performance-based compensation” under Section 162(m) of the Code.

2.     Definitions

      “Award” means an incentive award made pursuant to the Plan.

      “Award Formula” means one or more objective formulas or standards established by the Committee for purposes of determining an Award based on the level of performance with respect to one or more Performance Goals. Award Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

      “Award Schedule” means the Award Schedule established pursuant to Section 4.1.

      “Beneficiary” mean the person(s) designated by the Participant, in writing on a form provided by the Committee, to receive payments under the Plan in the event of his death while a Participant or, in the absence of such designation, the Participant’s estate.

      “Board of Directors” means the Board of Directors of the Company.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Committee” means a committee or subcommittee of the Board of Directors designated by the Board of Directors to administer the Plan and composed of not less than two directors, each of whom is intended to be an “outside director” (within the meaning of Code Section 162(m)).

      “Company” means Polo Ralph Lauren Corporation and its successors.

      “Covered Employee” means a covered employee within the meaning of Code Section 162(m)(3).

      “Determination Period” means, with respect to a Performance Period applicable to any Award under the Plan, the period commencing with the first day of such Performance Period and ending on the earlier to occur of (i) 90 days after the commencement of the Performance Period and (ii) the date upon which twenty-five percent (25%) of the Performance Period shall have elapsed.

      “Executive Officer” means a person who is an executive officer of the Company for purposes of the Securities Exchange Act of 1934, as amended.

      “Participant” means an Executive Officer selected from time to time by the Committee to participate in the Plan.

      “Performance Goal” means the level of performance established by the Committee as the Performance Goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

      “Performance Measure” means one or more of the following selected by the Committee to measure Company and/or business unit performance for a Performance Period: basic or diluted earnings per share, net revenues, gross profit, income before income taxes, income before income taxes less a charge for capital, return on capital, return on equity, return on investment, operating expenses as a percentage of net revenues, selling, general and administrative expenses as a percentage of net revenues, working capital ratios, inventory turn rate and inventory shrinkage control; each as determined in accordance with generally accepted accounting principles as consistently applied by the Company and, if so determined by the Committee prior to the expiration of the Determination Period, adjusted, to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

      “Performance Period” means one or more periods of time, as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to payment in respect of an Award.

      “Plan” means the Polo Ralph Lauren Corporation Executive Officer Annual Incentive Plan.

      “Plan Year” means the Company’s fiscal year.

3.     Participation

      3.1 Participants shall be selected by the Committee from among the Executive Officers. The selection of an Executive Officer as a Participant for a Performance Period shall not entitle such individual to be selected as a Participant with respect to any other Performance Period.

4.     Awards

      4.1 Award Schedules. With respect to each Performance Period with respect to which an Award may be earned by a Participant under the Plan, prior to the expiration of the Determination Period the Committee shall establish in writing for such Performance Period an Award Schedule for each Participant. The Award Schedule shall set forth the applicable Performance Period, Performance Measure(s), Performance Goal(s), and Award Formula(s) and such other information as the Committee may determine. Once established for a Plan Year, such items shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance based compensation under Code Section 162(m). Award Schedules may vary from Performance Period to Performance Period and from Participant to Participant.

      4.2 Determination of Awards. A Participant shall be eligible to receive payment in respect of an Award only to the extent that the Performance Goal(s) for such Award are achieved and the Award Formula as applied against such Performance Goal(s) determines that all of some portion of such Participant’s Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Award earned by each Participant for such Performance Period based upon such Participant’s Award Formula. The Committee shall then determine the actual amount of the Award to be paid to each Participant and, in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. Anything in this Plan to the contrary notwithstanding, the maximum Award payable to any Participant with respect to each Plan Year (or portion thereof) contained within a Performance Period shall be $10,000,000.

      4.3 Payment of Awards. Awards shall be paid in a lump sum cash payment as soon as practicable after the amount thereof has been determined and certified in accordance with Section 4.2. The Committee may, subject to such terms and conditions and within such limits as it may from time to time establish, permit one or more Participants to defer the receipt of amounts due under the Plan in a manner consistent with the requirements of Code Section 162(m) so that any increase in the amount of an Award that is deferred shall be based either on a reasonable rate of interest or the performance of a predetermined investment in accordance with Treasury Regulation 1.162-27(e)(2)(iii)(B). If any Award which is earned pursuant to this Section 4 is paid prior to the time determined when the Award was initially granted, the amount of such Award shall be reduced by an appropriate discount factor determined by the Committee.

5.     Termination of Employment

      5.1 Termination of Employment Prior to the Last Day of the Performance Period. Except as otherwise determined by the Committee, no Award with respect to a Performance Period will be payable to any Participant who is not an employee of the Company on the last day of such Performance Period.

6.     Administration

      6.1 In General. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

      6.2 Determinations. The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan and any Awards shall be final and conclusive. Such determinations need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

      6.3 Appointment of Experts. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

      6.4 Delegation. The Committee may delegate to others the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes, except that the Committee shall not delegate any authority with respect to decisions regarding Plan eligibility or the amount, timing or other material terms of Awards.

      6.5 Books and Records. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

      6.6 Payment of Expenses. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.

      6.7 Code Section 162(m). It is the intent of the Company that this Plan and Awards satisfy the applicable requirements of Code Section 162(m) so that the Company’s tax deduction for remuneration in respect of this Plan for services performed by Participants who are or may be Covered Employees is not disallowed in whole or in part by the operation of such Code Section. If any provision of this Plan or if any Award would otherwise frustrate or conflict with such intent, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, and, to the extent of any remaining irreconcilable conflict with such intent, that provision shall be deemed void as applicable to such Covered Employees.

7.     Miscellaneous

      7.1 Nonassignability. No Award shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by laws of descent and distribution.

      7.2 Withholding Taxes. Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

      7.3 Amendment or Termination of the Plan. The Plan may be amended or terminated by the Board of Directors in any respect except that (i) no amendment may be made after the date on which an Executive Officer is selected as a Participant for a Performance Period that would adversely affect the rights of such Participant with respect to such Performance Period without the consent of the affected Participant and (ii) no amendment shall be effective without the approval of the stockholders of the Company to increase the maximum Award payable under the Plan or if, in the opinion of counsel to the Company, such approval is necessary to satisfy the intent set forth in Section 6.7.

      7.4 Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

      7.5 Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.

      7.6 Unfunded Plan. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

      7.7 Limits of Liability. Neither the Company nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any party for any action taken or not taken in good faith under the Plan.

      7.8 No Right of Employment. Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without Cause.

      7.9 Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

      7.10 Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

      7.11 Applicable Law. The Plan will be governed by the laws of the State of New York, as determined without regard to the conflict of law principles thereof.

      7.12 Effective Date/Term. The Plan as initially adopted became effective upon shareholder approval on August 19, 1999 for the 2000 Plan Year. Upon the approval by the shareholders of the Company at the 2002 annual meeting of stockholders, in a manner consistent with the shareholder approval requirements of Code Section 162(m), of the amendments to the Plan adopted by the Board of Directors on June 13, 2002, the Plan, as amended, shall be effective for the Plan Year in which such approval occurs and each of the succeeding Plan Years through (and including) the 2007 Plan Year, unless sooner terminated by the Board of Directors in accordance with Section 7.3. For the 2008 Plan Year, the Plan shall remain in effect in accordance with its terms unless amended or terminated by the Board of Directors, and the Committee shall make the determinations required by Section 4 for such Plan Year, but the Plan shall be submitted for re-approval by the shareholders of the Company at the annual meeting of shareholders held during the 2008 Plan Year, and payment of all Awards under the Plan for the 2007 Plan Year and any future Plan Years shall be contingent upon such approval.